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                                                                   Exhibit 10.27



                                                    October 25, 2002



Stewart R. Morrison

Dear Stewart:

         I am pleased to extend to you our offer of employment as Chief Investment Officer, of Travelers Property Casualty Corp. ("Travelers" or the "Company") at a starting salary that is the yearly equivalent of $400,000, paid on a semi-monthly basis. So long as you are employed by Travelers, your annual salary will not be less than $400,000. In this position, you will report directly to Bob Lipp and have responsibility for the management of Travelers investment portfolio and other responsibilities as may be assigned to you from time to time. At your discretion and as appropriate for your responsibilities, you will be working from either of Travelers' offices located in New York, N.Y. or Hartford, CT. If you accept our offer, we expect you will start on or about December 2, 2002.

         You will receive a one-time non-benefit-bearing sign-on bonus of $300,000, which is payable within 30 days after commencement of your employment, and subject to applicable deductions.

         You will not be eligible for consideration in Travelers incentive compensation program for 2002 performance. You will be eligible for consideration in Travelers incentive compensation program for 2003 performance (payable in 2004) and thereafter, with a guaranteed minimum 2003 performance year bonus of $600,000 ("2003 Bonus"), subject to continued employment at the time of payment. Any award that you may receive under the incentive program will be payable partly in cash and partly in the Company's Class A common restricted stock, subject to the provisions of the Company's Capital Accumulation Program ("CAP"). CAP is an incentive and retention award program that provides eligible employees with awards consisting of restricted stock, subject to forfeiture in the event of termination for Cause or voluntary termination. Incentive awards for Covered Employees are also subject to the terms and conditions of the Company's Executive Performance Compensation Plan. Incentive awards after the 2003 performance year are discretionary and, if awarded, are generally made in the first quarter of the year with respect to performance in the previous year Incentive payments are subject to applicable deductions.

         Additionally, as part of this offer, we will recommend a grant of stock options to purchase up to 200,000 shares of Travelers Class A common stock (defined as the "Stock Option Grant"). These options will vest in 20% increments over five years starting on the first anniversary of the date of the Stock Option Grant, which is expected to be the date of your employment. Thereafter, the vesting of subsequent increments will be on the annual anniversary of the Stock Option Grant. The exercise price of the Stock Option Grant will be the closing price of Travelers Class A common stock on the date immediately preceding the date of the Stock Option Grant. The Stock Option Grant will be subject to the Company's 2002 Stock Incentive Plan. The Stock Option Grant is subject to approval under the procedures adopted by the Travelers Board of Directors, or committee thereof, and is expected to be made prior to the date of your employment. If for any reason, the Travelers Board of Directors or a
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committee thereof does not approve the Stock Option Grant or approves a Stock
Option Grant that is less than the Stock Option Grant, you will be entitled to receive a mutually agreed upon benefit with value and terms equivalent to the value and terms of the Stock Option Grant. Such equivalent benefit will be awarded to you within 30 days of the date the Travelers Board of Directors, or committee thereof, makes a decision on the Stock Option Grant.

     As further consideration, we will provide you with executive level relocation services. You will also be eligible for four weeks annual vacation. All compensation and benefits are payable in accordance with the Company's compensation policies, plans and programs in effect at the time of payment. Further details regarding these policies, benefit plans and programs will be provided separately. Please note that all Travelers' compensation, benefits and other policies, plans and programs are subject to change at management's discretion. You will also be covered under the Travelers directors and officers liability insurance program in a similar manner as other officers and executives of the Company and you will be indemnified to the maximum extent permitted by law.

     If, before January 1, 2006 you are terminated without Cause (as defined herein), or you Leave with Good Reason (as defined herein) or you become disabled and are unable to perform your duties for six months or longer, you will receive a severance payment, in the amount listed below corresponding to the period in which you are so terminated, subject to applicable deductions:

     Before the payment date of 2003 Bonus                             $1,000,000
     Payment date of 2003 Bonus - December 31, 2004                    $700,000
     January 1, 2005 - December 31, 2005                               $400,000

If your employment terminates for any reason other than Cause after December 31, 2005, you will receive, such separation benefits, if any, as are applicable and available to Travelers' employees pursuant to Travelers policies, plans and procedures then in effect. In the event your employment with Travelers is terminated before January 1, 2006 without Cause or because you Leave with Good Reason, (i) any unvested CAP awards will be treated as if your employment was terminated without cause under CAP and you will be entitled to such portion of the award as the CAP provisions established for employees who are terminated without cause (ii) your Stock Option Grant will continue to vest for a period of 12 months after the date of your termination. Any vested stock options would be exercisable until 30 days after the end of this 12 month period. In the event your employment is terminated for any other reason prior to January 1, 2006 or is terminated for any reason, including without Cause, at any time on or after January 1, 2006 any CAP or stock option awards to you will be treated in accordance with the applicable plans. The benefits provided to you under this paragraph are conditioned upon the execution of a release, the form of which is attached to this letter, and are in lieu of any other severance or separation pay or benefits for which you may be eligible pursuant to Company plans.

         For purposes of the termination provisions contained in this offer of employment (i) "Cause" shall be defined as: (a) the willful and continued failure to substantially perform your duties; (b) gross negligence or willful misconduct which is materially injurious to the Company; or (c) the conviction of a crime involving a felony (you cannot be terminated for Cause without advance notice and a reasonable opportunity for you to cure); and (ii) "Leave with Good Reason" shall mean you leave the Company within 90 days after you have been demoted, your base salary has been reduced, your responsibilities have been significantly diminished, or Travelers decides to provide substantially all of its investment portfolio management services in-house through employee personnel. You cannot
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Leave with Good Reason without advance notice and a reasonable opportunity for the Company to cure.

     In consideration of your employment, you agree that while you are employed, and for one year following the termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customers relationship with Travelers and any of its subsidiaries or affiliates.

     You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Company.

     This offer is contingent upon successful completion of a pre-employment drug test, the completion of a background investigation, and the execution of our Principles of Employment Form. Under separate cover we will send you our Employee Handbook, our policy on Non-US Citizens and information on the Immigration Reform and Control Act of 1986 describing the forms you will need to bring with you to complete a federal I-9 form. It is a Federal law that you be able to provide proof of your eligibility to work in the U.S. in order to commence your employment.

     This letter describes Travelers' offer of employment. Any other discussions that you may have had that are not described in this letter or in the Principles of Employment are not part of this offer. Also, nothing herein constitutes a contract of employment for any particular period of time. The employment relationship between you and Travelers is "at will," which allows either party to terminate the relationship at any time for any reason not otherwise prohibited by law.

     We are confident that Travelers can offer you a rewarding and challenging career opportunity. Please indicate your acceptance by returning a signed copy of this letter to me. If you should have any questions, please call me at (860) 277-6083.

                                                         Sincerely,

                                                         /s/  Diane D. Bengston

                                                         Diane D. Bengston
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AGREED

/s/ Stewart R. Morrison
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Stewart R. Morrison

October 30, 2002
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Date